Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Prospectus constituting part of this Registration Statement on Form S-3 of Ozop Energy Solutions, Inc., of our report dated April 15, 2021, relating to the consolidated financial statements, at and for the year ended December 31, 2020, which appear in the Company’s Annual Report on Form 10-K. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ Prager Metis CPA’s LLC

Hackensack, New Jersey
September 29, 2021